Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 13 as to which the date is September 8, 2016, relating to the financial statements of Novan, Inc. which appears in the Prospectus filed on September 22, 2016, relating to the Registration Statement on Form S-1, as amended (No. 333-213276).

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

September 28, 2016